Issuer Free Writing Prospectus dated July 20, 2016

Filed Pursuant to Rule 433 under the Securities Act of 1933

Relating to Preliminary Prospectus dated July 18, 2016

Registration No. 333-211779

IMPINJ, INC.

Update and Supplement to Preliminary Prospectus

Issued July 18, 2016

This free writing prospectus relates to the initial public offering of Impinj, Inc. (“Impinj”) and should be read together with the preliminary prospectus dated July 18, 2016 (the “Preliminary Prospectus”) included in Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-211779) relating to this offering of Impinj’s common stock. On July 20, 2016, Impinj filed Amendment No. 3 to the Registration Statement on Form S-1 relating to this offering of common stock (“Amendment No. 3”), which may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1114995/000119312516651676/d94993ds1a.htm

References to “Impinj,” “we,” “us,” and “our” are used in the manner described in the Preliminary Prospectus. The following information is set forth in Amendment No. 3 and supplements and updates the information contained in the Preliminary Prospectus.

Update to the section of the Preliminary Prospectus captioned “Prospectus Summary—Recent Developments”

In response to oral comments from the staff of the Securities and Exchange Commission on July 19, 2016, the following disclosure has been added to the section of the Preliminary Prospectus captioned “Prospectus Summary—Recent Developments” with respect to the range provided for net (loss)/income for the three months ended June 30, 2016:

“The factors that will most significantly determine our actual net (loss)/income within that range include components of operating expenses that can fluctuate from quarter to quarter, such as expenses associated with long term service agreements (for example, for research and development) and variable compensation, as well as reliance on revenue estimates and judgments used in preparing our consolidated financial statements as described in Note 2 (Use of Estimates) of our consolidated financial statements. See the section of this prospectus captioned ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’ for a discussion of the components of operating expenses and how they may fluctuate from period to period.”

Impinj has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents Impinj has filed with the SEC for more complete information about Impinj and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus related to the offering may be obtained from RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, or by email to equityprospectus@rbccm.com, or by telephone at (877) 822-4089; Pacific Crest Securities, a division of KeyBanc Capital Markets Inc., Attention: Equity Syndicate, 127 Public Square, 4th Floor, Cleveland, OH 44114, or by telephone at (800) 859-1783; and Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, Minneapolis, MN 55402, or by email to prospectus@pjc.com, or by telephone at (800) 747-3924.